Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2017, relating to the consolidated financial statements and financial statement schedules of Allstate Life Insurance Company and subsidiaries, appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which are incorporated by reference in this Registration Statement.
/s/ Deloitte & Touche LLP
Chicago, Illinois
November 3, 2017